DATE: January 2, 2003

American Medical Systems
Completes Acquisition of CryoGen

MINNEAPOLIS, January 2 – American Medical Systems Holdings Inc. (Nasdaq: AMMD) has completed its previously announced acquisition of CryoGen, Inc.

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota, is a leader in medical devices and procedures to treat three major diseases: incontinence, erectile dysfunction (ED) and urinary obstructions caused primarily by enlarged prostate (benign prostate hyperplasia, or BPH). Although not life-threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company’s products were used to treat nearly 70,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at www.AmericanMedicalSystems.com.

About CryoGen, Inc.

CryoGen, Inc. is an emerging growth medical device company focused on the development and marketing of its patented cryoablation technology for gynecological and other applications. CryoGen received FDA approval for HerOption, a minimally invasive, closed cycle cryoablation device and supporting system that enables physicians to ablate (destroy) tissue at extremely low temperatures. The company is headquartered in San Diego, California.

Contact:	Doug Kohrs
President and Chief Executive Officer
952-930-6118
Doug.Kohrs@AmericanMedicalSystems.com

Jim Call
Executive Vice President
   and Chief Financial Officer
952-930-6238
Jim.Call@AmericanMedicalSystems.com